EXHIBIT 99.1

FOR IMMEDIATE RELEASE

         GLOBAL NET LEASE REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS
Company to Host Investor Conference Call Today at 1 PM Eastern

New York, February 24, 2022 - Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), a real estate investment trust that focuses on acquiring and managing a globally diversified portfolio of strategically-located commercial real estate properties, announced today its financial and operating results for the quarter and year ended December 31, 2021.

Fourth Quarter 2021 Highlights

•Revenue increased 22.4% to $106.5 million from $87.0 million in fourth quarter 2020
•Net loss was $7.8 million, or $0.08 per diluted share compared to net loss of $13.3 million, or $0.15 per diluted share in fourth quarter 2020
•Core Funds from Operations ("Core FFO") increased 65.9% to $43.6 million, or $0.42 per diluted share from $26.3 million, or $0.29 per share, in fourth quarter 2020
•Net Operating Income ("NOI") grew 23.4% to $95.6 million as compared to $77.4 million in the fourth quarter 2020
•Adjusted Funds from Operations ("AFFO") increased by 14.8%, or $5.9 million, to $46.0 million, compared to $40.1 million in the prior year fourth quarter
•AFFO per share was $0.44 compared to $0.45 in fourth quarter 2020
•Distributed $41.6 million, or $0.40 per share, in dividends to common stockholders
•Acquired 19 properties for a contract purchase price of $170.8 million at a 6.7% going-in capitalization rate1 and at a weighted average capitalization rate2 of 7.8%, with a weighted-average remaining lease term of 16.6 years3
•Completed disposition of 18 non-core retail properties for $28.0 million, reducing retail exposure to 4% of portfolio

Full Year 2021 Highlights

•Revenue increased 18.5% to $391.2 million from $330.1 million in prior year
•Net loss was $8.7 million, or $0.20 per diluted share compared to a net loss of $7.8 million or $0.09 per diluted share in 2020
•NOI grew 18.6% to $353.2 million compared to $297.7 million in the prior year
•Core FFO of $170.6 million, or $1.74 per diluted share, a 26.2%% increase from $135.2 million, or $1.51 per diluted share in 2020
•AFFO increased by $13.0 million, to $173.5 million compared to $160.5 million in the prior year
•AFFO per share was $1.77
•Distributed $156.2 million, or $1.60 per share, in dividends to common stockholders
•Portfolio 99.0% leased with 8.3 years of weighted average remaining lease term4
•Acquired 25 properties for a contract purchase price of $497.2 million at a going-in capitalization rate of 7.8% and a weighted-average capitalization rate of 8.9%, with 17.2 years of weighted-average remaining lease term
•Completed 11 lease renewals or extensions totaling 1.5 million square feet, which extended the weighted average remaining lease terms for these tenants to 8.9 years from 3.9 year at time of signing and added $96 million of net straight-line rent5
•Industrial and Distribution assets concentration expanded to 54% from 49% at year-end 2020

"We achieved meaningful growth this year by adding half a billion dollars of primarily mission-critical industrial acquisitions," said James Nelson, CEO of GNL. "While adding high-quality tenants like Walmart, Schlumberger, Northern Trust and McLaren to our portfolio, we have expanded our global presence. We executed over one million square feet of lease extensions and expansions last year that added over $95 million in straight-line rent and weighted-average lease duration, contributing to improvements in performance metrics such as Cash NOI, Adjusted EBITDA, and AFFO per share that meet or exceed pre-pandemic levels. We are well-positioned to continue to execute on accretive transactions that will further enhance our global portfolio, and we look forward to carrying that momentum into 2022 and beyond."

	Quarter Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2021	2020	2021	2020
Revenue from tenants	$106,516	$87,042	$391,228	$330,104

Net loss attributable to common stockholders	$(7,812)	$(13,277)	$(8,698)	$(7,775)
Net loss per diluted common share	$(0.08)	$(0.15)	$(0.20)	$(0.09)

NAREIT defined FFO attributable to common stockholders	$43,536	$22,700	$170,419	$130,921
FFO per diluted common share	$0.42	$0.25	$1.73	$1.46

Core FFO attributable to common stockholders	$43,578	$26,267	$170,560	$135,185
Core FFO per diluted common share	$0.42	$0.29	$1.74	$1.51

AFFO attributable to common stockholders	$45,984	$40,050	$173,497	$160,525
AFFO per diluted common share	$0.44	$0.45	$1.77	$1.79

Property Portfolio
At December 31, 2021, the Company’s portfolio consisted of 309 net lease properties located in twelve countries and territories and comprised of 39.3 million rentable square feet substantially all of which was net leased to 138 tenants across 51 industries. The real estate portfolio metrics include:
•99.0% leased with a remaining weighted-average lease term of 8.3 years
•93.7% of the portfolio contains contractual rent increases based on annualized straight-line rent
•63% of portfolio annualized straight-line rent derived from investment grade and implied investment grade rated tenants6
•60% U.S. and 40% Europe (based on annualized straight-line rent)
•42% Office, 54% Industrial / Distribution and 4% Retail (based on an annualized straight-line rent)
Rent Collection
For the fourth quarter of 2021, the Company had collected 100% of original cash rents across its entire portfolio as of January 31, 2022.7
Acquisition Activity
During the fourth quarter, the Company acquired 19 net leased assets for an aggregate contract purchase price of approximately $170.8 million. These assets were purchased at a going-in capitalization rate of 6.7%, and a weighted average going-in capitalization rate of 7.8%, with a weighted-average remaining lease term of 16.6 years.
During the year, the Company acquired 25 net leased assets for an aggregate contract purchase price of approximately $497.2 million. These assets were purchased at a going in capitalization rate of 7.8%, and a weighted-average capitalization rate of 8.9%, with a weighted average remaining lease term of 17.2 years.
Capital Structure and Liquidity Resources8
As of December 31, 2021, the Company had $89.7 million of cash and cash equivalents. The Company’s net debt to enterprise value was 55.6% with an enterprise value of $4.3 billion based on the December 31, 2021 closing share price of $15.28 for common stock, $26.72 for the Series A preferred stock and $26.80 for the Series B preferred stock, with net debt9 of $2.4 billion, including $1.4 billion of mortgage debt.
As of December 31, 2021, the percentage of debt that is fixed rate (including variable rate debt fixed with swaps) was approximately 89%, compared to approximately 96% as of December 31, 2020. The Company’s total combined debt had a weighted average interest rate of 3.4% resulting in an interest coverage ratio of 3.8 times10. Debt maturity was 4.2 years as of December 31, 2021 as compared to 5.4 years at the end of the fourth quarter 2020.
As of December 31, 2021, Liquidity was $139.5 million.11

Conference Call
GNL will host a conference call on February 24, 2022 at 1:00 p.m. ET to discuss its financial and operating results.
Dial-in instructions for the conference call and the replay are outlined below. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the GNL website, www.globalnetlease.com, in the “Investor Relations” section.
To listen to the live call, please go to GNL’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the GNL website at www.globalnetlease.com.
Conference Call Details
Live Call
Dial-In (Toll Free): 1-877-407-0792
International Dial-In: 1-201-689-8263

Conference Replay*
Domestic Dial-In (Toll Free): 1-844-512-2921
International Dial-In: 1-412-317-6671
Conference Number: 13726554
*Available from 4:00 p.m. ET on February 24, 2022 through May 24, 2022.

Footnotes/Definitions

1 Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average going-in capitalization rate is based upon square feet square feet as of the date of acquisition.
2 Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the average annualized straight-line rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average capitalization rate is based upon square feet
3 The weighted average remaining lease term for acquisitions is based upon square feet as of the date of acquisition.
4 Weighted-average remaining lease term in years is based on square feet as of December 31, 2021.
5 Represents total square feet covered by and total amount due for leases that were (or, for LOIs, expected to be) expanded or extended giving effect to such extension or expansion. All information as of December 31, 2021.
6 As used herein, “Investment Grade Rating” includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied Investment Grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody's analytical tool, which generates an implied rating by measuring a company's probability of default. The term "parent" for these purposes includes any entity, including any governmental entity, owning more than 50% of the voting stock in a tenant. Ratings information is as of December 31, 2021. Comprised of 34.1% leased to tenants with an actual investment grade rating and 28.5% leased to tenants with an Implied Investment Grade rating based on annualized cash rent as of December 31, 2021.
7 Includes amounts collected under original lease agreements and amended leases, including deferral arrangements entered into previous periods. We calculate “original cash rent collections” by comparing original cash rent due under our lease agreements to the total amount of rent collected during the period, which includes both original cash rent due and payments of amounts deferred from prior periods. Eliminating the impact of deferred rent paid, we collected approximately 100% of original cash rent due across our entire portfolio. This information may not be indicative of any future period.
8 During the year ended December 31, 2021, the Company sold 11,944,017 shares through its common stock "at-the-market" program for gross proceeds of $217.5 million, before commissions paid of $3.3 million and nominal issuance costs.
9 Comprised of the principal amount of GNL's outstanding debt totaling $2.5 billion less cash and cash equivalents totaling $89.7 million, as of December 31, 2021.
10 The interest coverage ratio is calculated by dividing adjusted EBITDA for the applicable quarter by cash paid for interest (calculated based on the interest expense less non-cash portion of interest expense and amortization of mortgage (discount) premium, net). Management believes that Interest Coverage Ratio is a useful supplemental measure of our ability to service our debt obligations. Adjusted EBITDA and cash paid for interest are Non-GAAP metrics and are reconciled below.
11Liquidity includes $49.8 million of availability under the Company's revolving credit facility and $89.7 million of cash and cash equivalents. GNL is required to maintain unrestricted cash and cash equivalents (or amount available for future borrowings under credit facility) in an amount equal to $27.0 million.

Supplemental Schedules
The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of GNL’s website at www.globalnetlease.com and on the SEC website at www.sec.gov.
About Global Net Lease, Inc.
Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.
Important Notice
The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” "expects," “estimates,” “projects,” “plans,” “intends,” “may," "will," "would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company's control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company's tenants and the global economy and financial markets and that any potential future acquisition is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risk and uncertainties set forth in the Risk Factors section of the Company's Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 26, 2021 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company's subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.
Accounting Treatment of Rent Deferrals
All of the concessions granted to the Company's tenants as a result of the COVID-19 pandemic are rent deferrals with the original lease term unchanged and collection of deferred rent deemed probable. The Company’s revenue recognition policy requires that it must be probable that the Company will collect virtually all of the lease payments due and does not provide for partial reserves, or the ability to assume partial recovery. In light of the COVID-19 pandemic, the FASB and SEC agreed that for leases where the total lease cash flows will remain substantially the same or less than those after the COVID-19 related effects, companies may choose to forgo the evaluation of the enforceable rights and obligations of the original lease contract as a practical expedient and account for rent concessions as if they were part of the enforceable rights and obligations of the parties under the existing lease contract. As a result, rental revenue used to calculate Net Income and NAREIT FFO has not, and the Company does not expect it to be, significantly impacted by deferrals it has entered into. In addition, since the Company currently believes that these deferral amounts are collectable, it has excluded from the increase in straight-line rent for AFFO purposes the amounts recognized under GAAP relating to rent deferrals.
Contacts:
Investors and Media:
Email: investorrelations@globalnetlease.com
Phone: (212) 415-6510

Global Net Lease, Inc.
Consolidated Balance Sheets
(In thousands)

	December 31,
	2021	2020
ASSETS	(Unaudited)
Real estate investments, at cost:
Land	$511,579	$476,599
Buildings, fixtures and improvements	3,424,431	3,124,884
Construction in progress	6,975	5,486
Acquired intangible lease assets	748,363	711,985
Total real estate investments, at cost	4,691,348	4,318,954
Less: accumulated depreciation and amortization	(810,686)	(675,200)
Total real estate investments, net	3,880,662	3,643,754
Cash and cash equivalents	89,668	124,245
Restricted cash	3,643	1,448
Derivative assets, at fair value	4,260	525
Unbilled straight-line rent	74,221	61,007
Operating lease right-of-use asset	52,851	58,395
Prepaid expenses and other assets	49,178	43,929
Due from related parties	—	377
Deferred tax assets	1,488	2,367
Goodwill and other intangible assets, net	22,060	23,089
Deferred financing costs, net	4,925	7,878
Total Assets	$4,182,956	$3,967,014

LIABILITIES AND EQUITY
Mortgage notes payable, net	$1,430,915	$1,363,698
Revolving credit facility	225,566	111,132
Term loan, net	278,554	300,154
Senior notes, net	491,735	490,345
Acquired intangible lease liabilities, net	29,345	32,970
Derivative liabilities, at fair value	4,259	19,984
Due to related parties	893	2,002
Accounts payable and accrued expenses	25,887	28,310
Operating lease liability	22,771	25,350
Prepaid rent	32,756	21,481
Deferred tax liability	8,254	12,157
Dividends payable	5,386	5,152
Total Liabilities	2,556,321	2,412,735
Commitments and contingencies	—	—
Stockholders' Equity:
7.25% Series A cumulative redeemable preferred stock	68	68
6.875% Series B cumulative redeemable perpetual preferred stock	45	39
Common stock	2,369	2,227
Additional paid-in capital	2,675,154	2,418,659
Accumulated other comprehensive income	15,546	8,073
Accumulated deficit	(1,072,462)	(896,547)
Total Stockholders' Equity	1,620,720	1,532,519
Non-controlling interest	5,915	21,760
Total Equity	1,626,635	1,554,279
Total Liabilities and Equity	$4,182,956	$3,967,014

Global Net Lease, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2021
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue from tenants	$106,516	$87,042	$391,228	$330,104

Expenses:
Property operating	10,962	9,635	32,746	32,372
Operating fees to related parties	10,050	9,194	39,048	35,801
Impairment charges	9,619	—	17,525	—
Acquisition, transaction and other costs	42	275	141	663
General and administrative	4,991	4,250	17,231	13,264
Equity-based compensation	2,727	2,585	11,032	10,065
Depreciation and amortization	42,025	35,977	163,076	138,543
Total expenses	80,416	61,916	280,799	230,708
Operating income before gain (loss) on dispositions of real estate investments	26,100	25,126	110,429	99,396
Gain (loss) on dispositions of real estate investments	296	—	1,484	(153)
Operating income	26,396	25,126	111,913	99,243
Other income (expense):
Interest expense	(24,101)	(19,158)	(94,345)	(71,804)
Loss on extinguishment of debt	—	(3,292)	—	(3,601)
Gain (loss) gain on derivative instruments	941	(2,703)	5,829	(2,341)
Unrealized loss on undesignated foreign currency advances and other hedge ineffectiveness	—	(6,039)	—	(6,039)
Other income	180	28	121	289
Total other expense, net	(22,980)	(31,164)	(88,395)	(83,496)
Net income (loss) before income tax	3,416	(6,038)	23,518	15,747
Income tax expense	(6,212)	(2,457)	(12,152)	(4,969)
Net (loss) income	(2,796)	(8,495)	11,366	10,778
Preferred stock dividends	(5,016)	(4,782)	(20,064)	(18,553)
Net loss attributable to common stockholders	$(7,812)	$(13,277)	$(8,698)	$(7,775)

Basic and Diluted Earnings Per Share:
Net loss per share attributable to common stockholders — Basic and Diluted	$(0.08)	$(0.15)	$(0.20)	$(0.09)
Weighted Average Shares Outstanding:
Basic and Diluted	103,581	89,483	98,284	89,474

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended				Year Ended
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	December 31, 2021
Adjusted EBITDA
Net income (loss)	$4,184	$2,588	$7,390	$(2,796)	$11,366
Depreciation and amortization	39,684	39,702	41,665	42,025	163,076
Interest expense	21,368	24,018	24,858	24,101	94,345
Income tax expense	2,080	1,930	1,930	6,212	12,152
Impairment charges	—	6,707	1,199	9,619	17,525
Equity-based compensation	2,577	3,007	2,721	2,727	11,032
Acquisition, transaction and other costs	17	28	54	42	141
Loss (gain) on dispositions of real estate investments	—	7	(1,195)	(296)	(1,484)
(Gain) loss on derivative instruments	(1,842)	514	(3,560)	(941)	(5,829)
Other (income) expense	(15)	(84)	158	(180)	(121)
Reimbursement of financing costs from McLaren loan [1]	—	(5,234)	—	—	(5,234)
Adjusted EBITDA [2]	68,053	73,183	75,220	80,513	296,969
Operating fees to related parties	9,639	9,479	9,880	10,050	39,048
General and administrative	4,128	4,201	3,911	4,991	17,231
NOI [2]	81,820	86,863	89,011	95,554	353,248
Amortization related to above and below-market lease intangibles and right-of-use assets, net	59	158	81	(56)	242
Straight-line rent	(944)	(1,483)	(1,658)	(1,663)	(5,748)
Cash NOI [2]	$80,935	$85,538	$87,434	$93,835	$347,742

Cash Paid for Interest:
Interest Expense	$21,368	$24,018	$24,858	$24,101	$94,345
Non-cash portion of interest expense	(2,279)	(2,395)	(2,590)	(2,614)	(9,878)
Amortization of mortgage discounts	—	(187)	(263)	(258)	(708)
Total cash paid for interest	$19,089	$21,436	$22,005	$21,229	$83,759

[1] Amount represents a receivable recorded for financing costs we incurred in connection with the mortgage loan that financed the acquisition of the global headquarters of the McLaren Group that the McLaren Group is required to reimburse us for. For accounting purposes, the receivable for these reimbursable costs is included in prepaid expenses and other assets on the consolidated balance sheet and in revenue from tenants in the consolidated statements of operations since the receivable is considered to be earned revenue attributed to the current period.
[2] Includes income from a lease termination fee of $2.2 million for the three months ended September 30, 2021, $6.5 million for the three months ended December 31, 2021 and $8.8 million for the year ended December 31, 2021, which is recorded in revenue from tenants in the consolidated statements of operations.

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands, except per share data)

	Three Months Ended				Year Ended
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	December 31, 2021
Funds from operations (FFO):
Net (loss) income attributable to common stockholders (in accordance with GAAP)	$(832)	$(2,428)	$2,374	$(7,812)	$(8,698)
Impairment charges	—	6,707	1,199	9,619	17,525
Depreciation and amortization	39,684	39,702	41,665	42,025	163,076
Loss (gain) on dispositions of real estate investments	—	7	(1,195)	(296)	(1,484)
FFO (defined by NAREIT) [1]	38,852	43,988	44,043	43,536	170,419
Acquisition, transaction and other costs	17	28	54	42	141
Core FFO attributable to common stockholders [1]	38,869	44,016	44,097	43,578	170,560
Equity-based compensation	2,577	3,007	2,721	2,727	11,032
Non-cash portion of interest expense	2,279	2,395	2,590	2,614	9,878
Amortization related to above and below-market lease intangibles and right-of-use assets, net	59	158	81	(56)	242
Straight-line rent	(944)	(1,483)	(1,658)	(1,663)	(5,748)
Straight-line rent (rent deferral agreements) [2]	(649)	(521)	(246)	(273)	(1,689)
Eliminate unrealized (gains) losses on foreign currency transactions [3]	(1,762)	302	(3,591)	(1,201)	(6,252)
Amortization of mortgage discounts	—	187	263	258	708
Reimbursement of financing costs from McLaren loan [4]	—	(5,234)	—	—	(5,234)
Adjusted funds from operations (AFFO) attributable to common stockholders [1]	$40,429	$42,827	$44,257	$45,984	$173,497

Weighted average common shares outstanding - Basic	91,479	96,386	101,478	103,581	98,284
Weighted average common shares outstanding - Diluted	91,479	96,386	101,478	103,581	98,284
Net (loss) income per share attributable to common shareholders — Basic and Diluted	$(0.01)	$(0.14)	$0.02	$(0.08)	$(0.20)
FFO per diluted common share	$0.42	$0.46	$0.43	$0.42	$1.73
Core FFO per diluted common share	$0.42	$0.46	$0.43	$0.42	$1.74
AFFO per diluted common share	$0.44	$0.44	$0.44	$0.44	$1.77
Dividends declared to common stockholders	$36,213	$38,139	$40,302	$41,564	$156,218
Footnotes:
[1] FFO, Core FFO and AFFO includes income from a lease termination fee of $2.2 million for the three months ended September 30, 2021, $6.5 million for the three months ended December 31, 2021 and $8.8 million for the year ended December 31, 2021, which is recorded in revenue from tenants in the consolidated statements of operations. While such termination payments occur infrequently, they represent cash income for accounting and tax purposes and as such management believes they should be included in both FFO and AFFO. The termination fee of approximately $9.0 million payable by the tenant at the end of the lease term on January 4, 2022 is earned and recorded as income evenly over the period from September 3, 2021 through January 4, 2022, however, we did not receive the cash payment until January 4, 2022. Therefore, the cash payment is not part of our cash flows for the period ended December 31, 2021.
[2] Represents amounts related to deferred rent pursuant to lease negotiations which qualify for FASB relief for which rent was deferred but not reduced. These amounts are included in the straight-line rent receivable on our balance sheet but are considered to be earned revenue attributed to the current period for rent that was deferred, for purposes of AFFO, as they are expected to be collected. Accordingly, when the deferred amounts are collected, the amounts reduce AFFO.
[3] For the three months ended March 31, 2021, gain on derivative instruments was $1.8 million which consisted of unrealized gains of $1.8 million. For the three months ended June 30, 2021, losses on derivative instruments was $0.5 million which consisted of unrealized losses of $0.3 million and realized losses of $0.2 million. For the three months ended September 30, 2021, gains on derivative instruments was $3.6 million which consisted of unrealized gains of $3.6 million. For the three months ended December 31, 2021, gains on derivative instruments were $0.9 million, which were comprised of unrealized gains of $1.2 million and realized losses of $0.3 million. For the year ended December 31, 2021, gains on derivative instruments were $5.8 million which were comprised of unrealized gains of $6.3 million and realized losses of $0.5 million.
[4] Amount represents a receivable recorded for financing costs we incurred in connection with the mortgage loan that financed the acquisition of the global headquarters of the McLaren Group that the McLaren Group is required to reimburse us for. For accounting purposes, the receivable for these reimbursable costs is included in prepaid expenses and other assets on the consolidated balance sheet and in revenue from tenants in the consolidated statements of operations since the receivable is considered to be earned revenue attributed to the current period.

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Funds from operations (FFO):
Net loss attributable to common stockholders (in accordance with GAAP)	$(13,277)	$(7,775)
Depreciation and amortization	35,977	138,543
Loss on dispositions of real estate investments	—	153
FFO (defined by NAREIT)	22,700	130,921
Acquisition, transaction and other costs	275	663
Loss on extinguishment of debt	3,292	3,601
Core FFO attributable to common stockholders	26,267	135,185
Non-cash equity-based compensation	2,585	10,065
Non-cash portion of interest expense	2,077	7,809
Amortization related to above and below-market lease intangibles and right-of-use assets, net	157	791
Straight-line rent	(1,503)	(7,937)
Straight-line rent (rent deferral agreements)	(20)	1,808
Unrealized loss on undesignated foreign currency advances and other hedge ineffectiveness	6,039	6,039
Eliminate unrealized losses on foreign currency transactions	4,448	6,752
Amortization of mortgage discounts	—	13
Adjusted funds from operations (AFFO) attributable to common stockholders	$40,050	$160,525

Caution on Use of Non-GAAP Measures

Funds from Operations (“FFO”), Core Funds from Operations (“Core FFO”), Adjusted Funds from Operations (“AFFO”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), and Net Operating Income (“NOI”) should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.

Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate Core FFO or AFFO differently than we do. Consequently, our presentation of FFO, Core FFO and AFFO may not be comparable to other similarly-titled measures presented by other REITs.

We consider FFO, Core FFO and AFFO useful indicators of our performance. Because FFO, Core FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gain or loss from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO, Core FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs.

As a result, we believe that the use of FFO, Core FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO, Core FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Investors are cautioned that FFO, Core FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect the proportionate share of adjustments for non-controlling interest to arrive at FFO, Core FFO and AFFO, as applicable.

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, NAREIT, an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.

We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper approved by the Board of Governors of NAREIT effective in December 2018 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gain and loss from the sale of certain real estate assets, gain and loss from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Our FFO calculation complies with NAREIT's definition.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

Core Funds from Operations

In calculating Core FFO, we start with FFO, then we exclude certain non-core items such as acquisition, transaction and other costs, as well as certain other costs that are considered to be non-core, such as debt extinguishment costs, fire loss and other costs related to damages at our properties. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our core business plan to generate operational income and cash flows in order to make dividend payments to stockholders. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the subsequent operations of the investment. We also add back non-cash write-offs of deferred financing costs and prepayment penalties incurred with the early extinguishment of debt which are included in net income but are considered financing cash flows when paid in the statement of cash flows. We consider these write-offs and prepayment penalties to be capital transactions and not indicative of operations. By excluding expensed acquisition, transaction and other costs as well as non-core costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties.

Adjusted Funds from Operations

In calculating AFFO, we start with Core FFO, then we exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include early extinguishment of debt and other items excluded in Core FFO as well as unrealized gain and loss, which may not ultimately be realized, such as gain or loss on derivative instruments, gain or loss on foreign currency transactions, and gain or loss on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent and equity-based compensation from AFFO, we believe we provide useful information regarding income and expense items which have a direct impact on our ongoing operating performance. We also exclude revenue attributable to the reimbursement by third parties of financing costs that we originally incurred because these revenues are not, in our view, related to operating performance. We also include the realized gain or loss on foreign currency exchange contracts for AFFO as such items are part of our ongoing operations and affect our current operating performance. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently.

In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income. All paid and accrued acquisition, transaction and other costs (including prepayment penalties for debt extinguishments) and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors, but are not reflective of on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income. In addition, as discussed above, we view gain and loss from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of our operating performance. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gain or loss, we believe AFFO provides useful supplemental information. By providing AFFO, we believe we are presenting useful information that can be used to, among other things, assess our performance without the impact of transactions or other items that are not related to our portfolio of properties. Furthermore, we believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. AFFO should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to make distributions.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, and Net Operating Income

We believe that Adjusted EBITDA, which is earnings before interest, taxes, depreciation and amortization adjusted for acquisition, transaction and other costs, other non- cash items and including our pro-rata share from unconsolidated joint ventures, is an appropriate measure of our ability to incur and service debt. We also exclude revenue attributable to the reimbursement by third parties of financing costs that we originally incurred because these revenues are not, in our view, related to operating performance. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs. NOI is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investment securities, plus corporate general and administrative expense, acquisition, transaction and other costs, depreciation and amortization, other non-cash expenses and interest expense. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unlevered basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property's results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity.

Cash Paid for Interest is calculated based on the interest expense less non-cash portion of interest expense and amortization of mortgage (discount) premium, net. Management believes that Cash Paid for Interest provides useful information to investors to assess our overall solvency and financial flexibility. Cash Paid for Interest should not be considered as an alternative to interest expense as determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to our financial information prepared in accordance with GAAP.